Filed Pursuant to Rule 433

Registration No. 333-205684

Issuer Free Writing Prospectus

(To Prospectus dated April 17, 2017)

Subject: Welcome to the Rich Uncles family, South Carolina!

Hello %%first_name%%,

We are proud to announce that Rich Uncles NNN REIT, Inc. has just been approved for investment in the state of South Carolina!

Residents of South Carolina who have been eagerly awaiting the opportunity to invest in our professionally managed portfolio of income-producing commercial real estate now have the ability to do so. If you have any questions about our investment process, or would like to invest now, simply click here to schedule a brief call with an Investor Relations Specialist.

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Rich Uncles NNN REIT, Inc. has filed a registration statement (including a prospectus) with the US Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should carefully read the prospectus in the registration statement and the other documents Rich Uncles NNN REIT has filed with the SEC for more complete information about Rich Uncles and the securities offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Rich Uncles will arrange to send you the prospectus if you request it by calling toll-free (855) Rich-Uncles or emailing prospectus-nnn@richuncles.com, or by visiting https://RichUncles.com/prospectus/nnn. This is not an offering, which may be made only by prospectus. The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful. The $1 Billion offering of our common stock is currently approved in the following States: California, Colorado, Connecticut, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Kentucky, Louisiana, Nevada, Montana, New Hampshire, New York, South Carolina, South Dakota, Texas, Utah, Vermont, Virginia, Wisconsin and Wyoming. No offer to sell any securities, and no solicitation of an offer to buy any securities, is being made in any jurisdiction in which such offer, sale or solicitation would not be permitted by applicable law. We continue to seek approval of other States and we frequently update our approved States list on our website (https://www.richuncles.com/).